EXHIBIT 99.1

                                 PRESS RELEASE




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GALAXY ENERGY CORPORATION
1331  17th Street.  Denver, CO 80202                           NEWS
                                                               RELEASE
FOR IMMEDIATE RELEASE



           GALAXY ENERGY ANNOUNCES COMPLETING A $4.5 MILLION FINANCING

DENVER, CO. APRIL 26, 2006. Galaxy Energy Corporation (ASE: GAX) announced today that it has closed a $4.5 million private placement of Subordinated Convertible Debentures with institutional and other accredited investors.

The Debentures are subordinated to the Company's previous senior financings, have a 30-month maturity, which will extend under the terms of the financing until all of the Company's senior debt has been retired, accrue interest at 15% per annum and are payable at maturity. In the event the Debentures are retired at maturity, the holders are entitled to an additional payment equal to the sum of 25% plus .75% for each month (or part thereof) in excess of 30 months that the Debentures have remained outstanding. The Debentures are convertible into 2,884,615 shares of common stock based on a conversion price of $1.56 per share. In addition purchasers of the Debentures received three-year warrants which allow the holders to purchase 865,383 shares of common stock at $1.60 per share.

The majority of the proceeds from the financing will be used to reduce debt as well as other corporate purposes.

Galaxy plans to continue its efforts to raise additional funds for its exploration and development activities.

ABOUT GALAXY ENERGY

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, is focusing on acquiring and developing coalbed methane in the Powder River Basin of Wyoming and Montana and other unconventional natural gas properties in the Piceance Basin of Colorado, in addition to exploration activities in Germany, Romania and Texas. The company conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.


FORWARD LOOKING STATEMENT

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the Company's filings


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with the United States  Securities and Exchange  Commission  for  discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, HTTP://WWW.GALAXYENERGY.COM/ or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Bill Conboy at CTA Public Relations at
(303) 665-4200, or Tina Cameron, Renmark Financial Communications at (514) 939-3989.